Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-141425 on Form S-3 and Registration Statement Nos. 333-63144, 333-121364 and 333-142724 on Forms S-8 of our report dated February 27, 2009, relating to the consolidated financial statements and the related consolidated financial statement schedules and the effectiveness of internal control over financial reporting of Northeast Utilities as of December 31, 2008 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 157, Fair Value Measurements, as of January 1, 2008) appearing in the Combined Annual Report on Form 10-K of Northeast Utilities for the year ended December 31, 2008.

We consent to the incorporation by reference in Registration Statement No. 333-141425 on Form S-3 of our report dated February 27, 2009, relating to the consolidated financial statements and the related consolidated financial statement schedules of The Connecticut Light and Power Company as of December 31, 2008 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 157, Fair Value Measurements, as of January 1, 2008) appearing in the Combined Annual Report on Form 10-K of Northeast Utilities for the year ended December 31, 2008.

We consent to the incorporation by reference in Registration Statement No. 333-141425 on Form S-3 of our reports dated February 27, 2009, relating to the consolidated financial statements and the related consolidated financial statement schedules of Public Service Company of New Hampshire and Western Massachusetts Electric Company appearing in the Combined Annual Report on Form 10-K of Northeast Utilities for the year ended December 31, 2008.

/s/	Deloitte & Touche LLP
Deloitte & Touche LLP

Hartford, Connecticut
February 27, 2009